Exhibit 99.1
TOYS“R” US, INC. REFINANCES EUROPEAN REVOLVING CREDIT FACILITY
WAYNE, NJ (October 16, 2009) – Toys“R”Us, Inc. announced today that it has replaced its European Revolving Credit Facility, which was scheduled to expire in July 2010, with a new International Asset Backed Loan Facility that will continue until October 15, 2012. The new facility will provide GBP112 million of borrowing capacity to the company’s U.K, European and Australian operations for general corporate purposes and the issuance of letters of credit. The borrowing rates in the new facility vary with usage and are approximately LIBOR plus 4.0%.
“We are very pleased to have refinanced this borrowing facility, providing the company with additional liquidity to fund its international seasonal working capital needs,” said Clay Creasey, Chief Financial Officer, Toys“R”Us, Inc. “This is our third major refinancing this year, and it is yet another vote of confidence from our bank group. These funds, combined with the existing strong liquidity position of the parent company, will help ensure the continued growth of our international operations.”
Deutsche Bank and Banc of America Securities LLC were joint lead arrangers and joint bookrunning managers for the transaction. Other major lending institutions participating in the agreement were Citibank and Goldman Sachs.
Toys“R”Us (UK), LTD., Toys“R”Us Europe, LLC., and Toys“R”Us (Australia) PTY LTD., are wholly-owned subsidiaries of Toys“R”Us, Inc. They operate the Toys“R”Us and Babies“R”Us stores in the United Kingdom, Europe and Australia.
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.
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For more information please contact:
Kathleen Waugh
Phone: 973-617-5888
             646-366-8823
Email: waughk@toysrus.com